EXHIBIT 16.1

November 10, 2005

Securities and Exchange Commission

450 Fifth Street, NW

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements by NT Holding Corp. included under Item 4.01 of its Current Report on Form 8-K dated as of the date hereof and we agree with such statements as they relate to our firm. We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

/S/ Clancy and Co., P.L.L.C.

Clancy and Co., P.L.L.C.,